Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-172021
Dated: May 25, 2011

Common Stock
Rights Offering and Public Offering

Request to Purchase Shares in Alternate Account

Macatawa Bank Corporation (the "Company") is offering shares of its common stock in a rights offering and a public offering at a purchase price of $2.30 per share. You have advised the Company that you are the beneficial owner of shares of common stock as of May 2, 2011 and have rights to purchase shares in the rights offering. However, you are unable or prefer not to exercise your rights in the account to which your rights are attached. Instead, you wish to purchase shares in an alternate account in the public offering. You may use this form to request to purchase shares in an alternate account in the public offering in lieu of exercising your rights in the rights offering. Please refer to our prospectus for more information about our rights offering and the public offering.

You may not exercise your rights in the rights offering.

We are allowing you to request to purchase shares in an alternate account in the public offering in lieu of exercising your rights in the rights offering as an accommodation to you. By completing and delivering this form to us, and as a condition to us allocating shares to you in the public offering, you agree that you will not exercise your rights in the rights offering.

When we allocate shares in the public offering, we intend to give you preference for the number of shares you request to purchase.

Because you are agreeing to not exercise rights in the rights offering, when we allocate shares in the public offering, we intend to give you preference for the number of shares you request to purchase in an alternate account in the public offering (up to the number of shares that your rights entitled you to purchase in the rights offering).

You may use this form to also express an interest to purchase additional shares in the public offering.

You may use this form to also express an interest to purchase additional shares in the public offering. To do so, you must state where indicated on the reverse side of this form the number of additional shares you wish to purchase. You will not receive any preference for the number of additional shares you wish to purchase when we allocate shares in the public offering.

This form does not obligate you to purchase shares in the public offering. It also does not obligate us to sell you shares in the public offering.

DO NOT SEND PAYMENT FOR SHARES AT THIS TIME. If you submit this form to us, then following completion of the rights offering, we will provide you with a prospectus supplement announcing the results of our rights offering and a subscription agreement. If you still wish to purchase shares at that time, you must complete and submit to us a subscription agreement and your payment. You can make payment by check or wire transfer to Macatawa Bank Corporation in the amount of $2.30 multiplied by the number of shares you wish to purchase. The period after the rights offering when you can subscribe to purchase shares in the public offering will be short - you must respond promptly.

The Company is under no obligation to sell you all or any part of the shares you indicate on this form. Please refer to the prospectus for limitations on the purchase of shares in the public offering. The Company reserves the right to allocate shares sold to investors in the public offering in its sole discretion and for any reason.

When you return this form, please also send us informal documentation (for example, a copy of a recent account statement) evidencing your beneficial ownership of the shares to which your rights in the rights offering are attached.

Please complete the reverse side of this form and return it to Macatawa Bank Corporation using the delivery instructions provided.

Please complete the information below and return this form and your evidence of beneficial ownership to the Company at the address shown below. DO NOT RETURN THIS FORM TO THE SUBSCRIPTION AGENT FOR THE RIGHTS OFFERING.
Number of rights distributed to you in the rights offering:
Name of account or registration in which rights will not be exercised:
Number of shares you wish to purchase in lieu of exercising your rights:
Number of additional shares you wish to purchase, if any:
Account name or registration in which you wish to purchase shares:
Account number:

Your Name

Street Address

City	State	Zip

Telephone		Facsimile	Email

☐

Please check this box if you would like to receive the prospectus supplement, subscription agreement and other future documents and communications related to the offering by email. If you check this box, please clearly and legibly provide your email address: __________________________________

Signature	Date

RETURN THIS FORM AND YOUR EVIDENCE OF BENEFICIAL OWNERSHIP TO MACATAWA BANK
CORPORATION NO LATER THAN 5:00 P.M., EASTERN TIME, ON JUNE 7, 2011, AS FOLLOWS:
By Mail or Overnight Courier:	By Facsimile:	By E-Mail

Macatawa Bank Corporation 10753 Macatawa Drive Holland, MI 49424 Attn: Jon W. Swets	Macatawa Bank Corporation 616.494.7644 Attn: Jon W. Swets	Jon W. Swets jswets@macatawabank.com

Delivery of this form to an address other than as set forth above does not constitute valid delivery. If you do not return this form to the Company by 5:00 p.m., Eastern Time, on June 7, 2011, you may be unable to purchase shares in the public offering. If you have any questions about the public offering, please contact Jon Swets at jswets@macatawabank.com or (616) 494-7645. DO NOT SEND PAYMENT FOR YOUR SHARES AT THIS TIME.